Exhibit 99.2

For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com

CONTACT:
Laura Russell
Investor Information
(805) 963-8727, extension 1216

For Immediate Release:
February 1, 2006


      BIG DOG HOLDINGS, INC. REPORTS SALES FOR THE FOURTH QUARTER AND 2005,
                   AND CLOSES THE ACQUISITION OF STEVE'S SHOES

SANTA BARBARA, CA, February 1, 2006, Big Dog Holdings, Inc. (NASDAQ:BDOG), a developer and retailer of branded, lifestyle consumer products, today reported sales results for its fourth quarter and year ended December 31, 2005.

Consolidated net sales for the year ended December 31, 2005 were $179.1 million, an 11% increase, as compared to $161.4 million in 2004 (which included 10 months of sales for TWC). Comparable retail store sales increased 3.3% for the year (a 4.1% decline for the Big Dogs chain and 12.8% increase for the TWC chain.) Consolidated net sales for the fourth quarter were $59.4 million, a $3.7 million or 6.6% increase as compared to $55.7 million in the same quarter of 2004. Our consolidated net sales increased primarily due to the additional stores opened during the period and a 23% increase in mail order/internet revenue of $.6 million, offset by a comparative store sales decrease of .6% (the Big Dogs chain had a comparative store sales decrease of 6.6%, while TWC had a comparative store sale increase of 7.0%). The Company had a total of 268 stores opened (176 Big Dog stores and 92 TWC stores) at the end of the period, as compared with 262 stores (188 Big Dog and 74 TWC stores) on December 31, 2004. Gross margins and operating expenses appear to be in line with the Company's expectations. Final audited results, including net income, for 2005 will not be available until late March 2006.

The Walking Company Closes Acquisition of Steve's Shoes

The Walking Company, a subsidiary of Big Dog Holdings, Inc. is pleased to announce that it has closed its acquisition of substantially all assets of Steve's Shoes, Inc. effective January 31 for approximately $4.2 million. Steve's Shoes is one of the largest independent comfort shoe retailers in the country, with 45 stores in 22 states, primarily in the Midwest, operating under the store names Steve's Shoes, Overland Trading Co., and Sole Outdoors. Steve's features quality brands such as Ecco, Dansko, and Merrell, among others, with total annual sales of approximately $35 million. The stores acquired will largely be converted to The Walking Company stores.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS brand image is one of quality, value and fun. The BIG DOGS brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 166 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. With the acquisition of Steve's Shoes, The Walking Company now operates over 130 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.